Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-281885 and 333-277671) on Form S-3 and (No. 333-271045) on Form S-8 of TXO Partners, L.P. of our report dated October 8, 2025, with respect to the statements of revenues and direct operating expenses of the White Rock Energy Properties, which report appears in the Form 8-K/A of TXO Partners, L.P. dated October 8, 2025.

/s/ KPMG LLP

Fort Worth, Texas

October 8, 2025